EXHIBIT 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into to be effective as of January 1, 2025, between Mill City Ventures III, Ltd. (the “Company”) and Douglas M. Polinsky, individually (the “Executive”).

RECITALS

WHEREAS, the Company desires to assure itself of the Executive’s employment during the period specified herein to maintain and grow the company’s business ventures and reputation in the industry;

WHEREAS, the Company further desires to ensure that confidential information or information that may give the Company competitive advantages be held in strict confidence. The marketplace in which Company does business is extremely competitive. In addition, the Company regards it to be vital to its interest that its employees, its customers, its venders and its prospective customers, and those of its associated companies, be free from recruitment, inducement and solicitation from Executive (other than in the course of Company business) and that the Company be protected against competition of the Executive;

WHEREAS, the Company and the Executive have been involved in negotiations regarding the creation of an employment relationship between the Company and the Executive;

WHEREAS, the negotiations between the Company and the Executive have been conducted on a good faith, arm’s-length basis by the Compensation Committee of the Company’s Board of Directors and the Executive;

WHEREAS, the Executive is prepared to enter into this Agreement and give the Company the assurance it desires; and

WHEREAS, based upon such negotiations and as a result thereof, the Company and the Executive have determined to enter into an employment relationship and to document the terms thereof.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties agree as follows:

1. Term. The Executive’s employment hereunder shall be effective as of January 1, 2025 (the “Effective Date”) and shall continue for Twenty-Four (24) months (“Term End Date”), unless terminated earlier pursuant to Section 9 of this Agreement, and that on such Term End Date the Agreement may be extended, upon the same terms and conditions, for an additional one (1) year as mutually agreed to by the Parties unless notice, at least sixty (60) days before the Term End date is given by one party to the other. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

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2. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment and shall serve as a Chief Executive Officer (“CEO”) of Company reporting to the Company Board of Directors. The Executive admits and acknowledges that prior to accepting the offer of employment from the Company, the Executive was advised that the employment involved agreeing to both a Restrictive Covenant agreement and a Confidential Information agreement and that terms of the Restrictive Covenant agreement and Confidential Information agreement were conveyed to and known by the Executive at the time the Executive accepted the Company’s offer of employment. The Executive thus acknowledges that the employment and increase in salary associated with the employment constitutes fair and adequate consideration for the Restrictive Covenant agreement and Confidential Information provisions. In addition, the Executive agrees, during the term hereof, to discharge faithfully, diligently and to the best of the Executive’s ability the responsibilities of a CEO of the Company as set forth in this Agreement or as defined from time to time by the Board of Directors of Company.

a. Duties. During the Employment Term, the Executive shall be responsible for Company operations and those relationships with the Company established by the Board of Directors, and such other duties and responsibilities as are established by the Board of Directors.

3. Extent of Services. The Executive shall devote a substantial amount of his business work related time and attention associated with his role with the Company to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such duties either directly or indirectly without the prior written consent of the Board of Directors. Notwithstanding the foregoing, the Executive will be permitted to: (a) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the Board of Directors; and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation, provided further that the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 6 and Section 7 of this Agreement.

4. Compensation. The Company shall pay the Executive compensation as set forth on the attached Schedule A (“Salary”) which shall be paid in monthly installments, less withholdings required by state and federal law and other agreed-to withholdings, pursuant to customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Salary indicated in Schedule A may not be decreased without the Executive’s prior written consent.

5. Employment Benefits. During the term of the Executive’s employment hereunder, the Executive shall be entitled to the following benefits to the extent that the Company offers and continues to offer them:

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a. Health and 401K as available and offered by the Company from time to time.

b. As provided for in Company’s operating budget each year, reimbursement for business out-of-pocket expenses reasonably incurred and approved pursuant to Company’s standard business expense approval process, and aligned with the operating budget in the performance of the Executive’s services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by the Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy.

c. Up to three weeks of paid time off (“PTO”) and other executive level benefits as provided by the Company from time to time, and in addition the following paid holidays: New Years Day, Fourth of July, Thanksgiving Day as well as the day after Thanksgiving, Memorial Day, Labor Day and Christmas. Any of these holidays that land on a Saturday, the paid day off will be the preceding Friday and any such holiday landing on a Sunday, the paid day off will be the following Monday.

6. Restrictive Covenants. For the purpose of this Section 6 only, the definition of the “Company” as identified above is expanded to include the Company and any entity that owns any portion of Company or any company owned by Company. During the term of this Agreement and for a period of two (2) years thereafter, the Executive shall not indirectly or directly, in any capacity, including but not limited to, as an owner, partner, shareholder, director, officer, manager, employee, agent, adviser or consultant, in any business, firm, organizations, partnership, corporation or other entity located anywhere in the United States of America in which the Company does, or has done, business in or identified for expansion into, with the preceding twelve months of Executive’s employment ending with the Company:

a. sell, for himself or for, or through another, contract with, solicit, accept business from, provide products or services to or accept employment, or attempt to contract, solicit, accept business, or accept employment with, or from, any Customer of the Company that did business with the Company, or was provided services by the Company, while Executive was employed by the Company or any Customer that had done so with the Company within twelve (12) months of the commencement of Executive’s employment with Company or provide services to or support or aid another in any way that is providing products or services that are the same or similar to those provided by the Company to a customer of the Company that did business with the Company while the Executive was employed by the Company. The Executive acknowledges and agrees that all customers of the Company are the property and assets of the Company, regardless of whether any customer became a customer of Company through the Executive or not;

b. induce or attempt to induce any employee of the Company to leave the employ of the Company, or any affiliated company, or any consultant, vendor, or other independent contractor for the Company to change or terminate any relationship between that person or entity and the Company or employee any such employee for themselves or for any other person or company they are associated with directly or indirectly;

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c. assign or otherwise transfer, whether or not for consideration, any customer or employee lists, internal memoranda, bills, receipts, confidential information, or any other form of business records or documents, or any tangible materials concerning the Company; or

d. assist or support, or encourage, or attempt to assist or encourage, any other person or entity in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 6 if such activity were carried out by the Executive, directly or indirectly, or induce any employee of the Company to carry out, directly or indirectly, any such activity.

7. Duty Not To Disclose Confidential Information.

a. Disclosure or Use of Confidential Information. The Executive agrees that the Executive will not use, directly or indirectly, the Company’s Confidential Information for the benefit of any person, entity or organization other than the Company or allow such to occur or disclose such Confidential Information without the written authorization of the Board of Directors, either during or after the term of this Agreement, for as long as such information retains the characteristics of Confidential Information as deemed by the Company, or except as expressly permitted by this Agreement or as required by applicable law, subpoena or other legal process. The Executive will be solely responsible for causing the compliance of, and any breach of, the confidentiality obligations set forth in this Agreement by the Executive’s agents or other representatives. In the event that the Executive is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Executive will notify the Company promptly of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or a duly given waiver by the Company, the Executive is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt or otherwise be in violation of applicable law, the Executive may disclose such Confidential Information to the tribunal; provided, however, that the Executive will use his reasonable efforts to obtain, at the written request of the Company, an order for filing under seal or other assurance that confidential treatment will be accorded to the Confidential Information required to be disclosed.

b. Trade Secrets. Any trade secrets of the Company will be entitled to all of the protections and benefits under applicable state trade secret law and any other applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.

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c. Confidential Information Defined. For purposes of this Agreement, the term “Confidential Information” means oral or written knowledge and information not generally known whether presently existing or developed in the future, including trade secrets, about the Company’s methods, processes, technology, intellectual property, expansion, planned expansion, expected markets, market projections, Company projections and revenue, suppliers and venders’ margins, products and services, costs and shipping prices, payment and credit information, customer profiles and analysis, prospect tracking recording, financial information, budget and financial plans, costing, pricing, billing information, tax data, sales and marketing information, business strategies and plans, technical information including software, research, product development information; personnel information such as salaries, phone numbers, titles, benefits, bonuses, employment histories, shareholder information and stock data; and any discoveries, inventions, ideas, methods, products, equipment, developments, improvements or programs including but not limited to information relating to such matters as research and development, inventions, designs, formulas, pricing, margins, suppliers, studies, plans, specifications or components pertaining to or used in connection with any and all, products and services contemplated, under development or developed (in whole or in part) by the Company’s processes, techniques, composition of materials, applications for particular technologies, materials or designs, business relationships and expansions, including projected or anticipated expansions, of the Company (including proposed relationships with suppliers, distributors, licensees and licensors), vendor names, customer lists, management systems, financial data, financial statements and sales and marketing and expansion plans. All information which Executive acquires or becomes acquainted with during employment with Company whether developed by Executive or by others, which the Executive has a reasonable basis to believe to be Confidential Information of the Company or which is treated by the Company as being confidential, will be presumed to be Confidential Information. The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive or his agents or other representatives, or (ii) relates to any business pursuit that the Company has abandoned or that the Board of Directors of the Company has determined to wind down.

d. The Executive expressly undertakes to retain in confidence all confidential and proprietary information including, but not limited to, information identified above provided to the Executive by the Company, the Company’s agents, or customers, or any other information that the Executive may have or may acquire or become acquainted with during the term of his employment with the Company, whether developed by the Executive or with the assistance of others. The Executive further expressly agrees that he or she shall not during the term of his employment or at any time thereafter divulge or furnish or make accessible to anyone or use in any way, other than for benefit of the Company, in the ordinary course of business of the Company, any and all confidential information transmitted to the Executive by the Company, the Company’s agents or clients or any other information the Executive may have or has acquired or become acquainted with, during the term of his or her employment with the Company whether developed by him or her or with the assistance of others.

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e. Executive further shall make no attempts nor assist any other parties in attempting to download, transfer, print or otherwise transfer, or print, or copy any of the Company’s confidential information or trade secrets or reverse compile, disassemble, or otherwise reverse engineer the Company’s confidential information or trade secrets provided by the Company or the Company’s clients, nor shall the Executive knowingly permit others to do so.

8. Relief. In agreeing to the restrictive covenant agreement and confidential information provision described in Section 6 and Section 7, respectively, the Executive acknowledges that the Company would not enter into employment with the Executive but for the Restrictive Covenant and Confidential Information provisions and that such provisions and this Agreement are material terms of this Agreement, and further agrees that in the event of a violation of the Restrictive Covenant and Confidential Information provisions set forth herein, such will be deemed a breach of this Agreement and the Company shall be entitled to obtain injunctive or other equitable relief against the Executive including damages if available and ascertainable. In the event that any court of competent jurisdiction determines that the any of the Restrictive Covenant and Confidential Information provisions of this Agreement are determined to be unenforceable for any reason, then such court is hereby authorized by the parties hereto to amend such provision to the extent required for such provision to be enforceable.

9. Termination of Employment. Anything herein contained to the contrary notwithstanding, the Company and the Executive shall have the following rights with respect to termination of the Executive's employment under this Agreement:

a. Death or Disability of Executive. If the Executive dies or becomes disabled during the Employment Period, then the Executive’s employment hereunder shall terminate, in which event any unpaid Salary accrued to the date of the Executive’s death or disability shall be paid to the Executive’s legal representative. The Company shall have no further obligation to the Executive or his legal representative under this Agreement except for the Executive’s obligations under the restrictive covenant agreement of Section 6, the confidentiality provisions of Section 7, and the provisions of Section 11, each of which shall survive this Agreement in such event.

i. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment of Executive that prohibits or would prohibit Executive, with or without reasonable accommodation, from performing the material duties of his employment under this Agreement for more than ninety (90) days in the aggregate during any 12-month period, excluding absences resulting from ordinary transitory illnesses or injury or vacation or holidays; provided however, in the event that the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

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b. Termination by the Company for Due Cause. The Company may terminate the Executive’s employment immediately under this Agreement for Due Cause as defined in Section 9(c). If the Company terminates the Executive’s employment for Due Cause, then in such case the Executive shall be entitled to payment of his accrued and unpaid Salary under Section 4 to the date of such termination and neither the Company nor the Executive shall have any further obligation to the other under this Agreement, except for the restrictive covenants in Section 6, the confidentiality provisions in Section 7, and the provisions of Section 11, each of which shall survive this Agreement in such event.

c. Definition of Due Cause. As used in this Agreement, the term “Due Cause” shall mean: (a) the continued failure by the Executive to perform or substantially perform the Executive’s duties hereunder or to comply with Company policies, other than by reason of Disability as determined by Company; (b) the Executive’s repeated and material failure to comply with any valid and legal directive of Company’s Board of Directors; (c) the knowing engagement by the Executive in conduct injurious to the Company or its reputation, (d) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes at a minimum a misdemeanor involving moral turpitude; (e) the Executive’s habitual alcohol or controlled substance abuse; (f) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company; (g) the Executive’s material breach of any material obligation under this Agreement; (h) any material failure by the Executive to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Employment Term, after written warning thereof provided by the Board of Directors; or (i) violation by the Executive of the terms of the restrictive covenant agreement of Section 6 or the confidentiality provisions of Section 7. In the event of any act or event which the Company believes constitutes Due Cause under this Section, the Executive shall be given written notice by the Company that it intends to terminate the Executive’s employment for Due Cause, which written notice shall specify the act or event upon the basis of which the Company intends so to terminate the Executive’s employment, and the Executive shall thereupon have ten days to cure any acts or omissions constituting Due Cause (but only under clauses b, g, h, or i above, and then only to the extent any such acts or omissions are capable of cure).

d. Mutual Agreement. Executive and Company can mutually agree in writing to the termination of this Agreement and Executives employment, in which event any unpaid Salary accrued to the date of Executive last day of employment, along with any amounts still owed and payable pursuant to such mutual agreement, shall be paid to Executive and the Company shall have no further obligation to the Executive or his or her legal representative under this Agreement except for Executive’s obligations under the restrictive covenants agreement of Section 6, the confidentiality provisions of Section 7 and the provisions of Section 11, each of which shall survive this Agreement in such event.

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10. Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no warranties, representations or agreements among the parties in connection with the subject matter hereof, except as set forth or referred to herein. No supplement, modification, waiver or termination of this Agreement or any of its provisions shall be binding unless executed in writing by the parties to be bound. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision, and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

11. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by Company Board of Directors, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company’s business; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses.

12. Proprietary Rights and Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research, expansion or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to any US and foreign: (a) patents, patent disclosures and inventions (whether patentable or not); (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (c) copyrights and copyrightable works (including computer programs) and rights in data and databases; (d) trade secrets, know-how, and other confidential information; and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

13. Contract Formation; Governing Law, Jurisdiction, and Venue. The Parties agree this Agreement was formed in the State of Minnesota. All of the terms, conditions, and other provisions of this Agreement shall be interpreted and governed by reference to the laws of the State of Minnesota, without giving effect to choice of law principles thereof, and any dispute arising herefrom and the remedies available shall be determined in accordance with such laws, and any litigation or other proceeding shall be venued in the Fourth Judicial District Court for the State of Minnesota in Minneapolis, Minnesota. Reasonable attorneys’ fees under the circumstances, costs, and disbursements shall be awarded to the prevailing party in any action brought under this Agreement.

14. Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

15. Indebtedness. If, during the course of the Executive’s employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Executive agrees that it will provide to the Company written permission after the debt arises that provides that the Company may, if it so elects, set off any sum due to the Company from the Executive and collect from the Executive any remaining balance.

16. Counterparts. This Agreement may be executed in any number of counterparts, any one of which shall be deemed to be an original, but all of which shall constitute but one and the same instrument.

17. Not Assignable. This Agreement is not assignable, except that the Company may assign this Agreement to any parent, subsidiary, other affiliated corporation or upon a sale of Company’s to a bona fide buyer.

18. Headings. Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date first above written.

THE EXECUTIVE		THE COMPANY

MILL CITY VENTURES III, LTD.

/s/Douglas M. Polinsky	By:	/s/ Howard P. Liszt
Douglas M. Polinsky	Its:	Chair of Compensation Committee

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Schedule A

For the period of January 1, 2025 to December 31, 2026, the Executive’s personal compensation plan is outlined below:

•	Base gross salary is $220,000 per year
•	Bonuses at the discretion of the Company